EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company on February 20, 2014

Two Rivers Provides Water Solutions for Farming in Water Short West

Comprehensive Water Augmentation and Well Rehabilitation

DENVER – February 20, 2014 - Two Rivers Water & Farming Company (OTCQB: TURV, “Two Rivers”) (www.2riverswater.com) said its business model is beginning to bear fruit, and vegetables, and water.  Two Rivers is executing on its business model and converting low value feed crop farmland into high value fruit and vegetable crop production on the same irrigated farmland.  By doing so, Two Rivers generates six times more revenue and profits per irrigated acre.  In 2013, the first full year of Two Rivers’ fruit and vegetable operations, the Company generated over $2,000,000 in revenues, an increase of over 100% from 2012 revenue.  In 2014, the Company will increase its fruit and vegetable acreage and expects to more than double revenues again and make an operating profit.

Two Rivers expects to convert as much as 10,000 acres from feed crops into fruit and vegetable production over the next 3-5 years in its current area of focus in southern Colorado.  To accommodate increased production and capture additional revenue in the food chain, Two Rivers has begun development of a new warehouse and vegetable processing plant on land purchased by institutional investors on behalf of Two Rivers in December 2013.

To stabilize and increase its ground water supply in order to expand its produce business for the increasing number of its national accounts, Two Rivers has begun developing a comprehensive water augmentation program and rehabilitating ground water wells that pump water from the Arkansas River alluvium, which is a renewable water resource.

About Two Rivers:

Two Rivers has developed and operates a new farming and water business model suitable for arid regions in the Southwestern United States whereby the Company synergistically integrates high value fruit and vegetable farming and wholesale water distribution into one company, utilizing a practice of rotational farm fallowing.  Rotational farm fallowing, as it applies to water, is a best methods farm practice whereby portions of farm acreage are temporarily fallowed in cyclic rotation to give soil an opportunity to reconstitute itself.  As a result of fallowing, an increment of irrigation water can be made available for municipal use without permanently drying up irrigated farmland.  Collaborative rotational farm fallowing agreements between farmers and municipalities make a portion of irrigation water available for urban use. The Company’s initial area of focus is in the Arkansas River basin and its tributaries on the southern Front Range of Colorado.

The second paragraph of this news release contains "forward-looking statements," as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance Two Rivers will be able to raise additional capital, that it will be able to increase the scale of its business, or that its existing resources will be sufficient to meet all of its cash needs. These forward-looking statements are made as of the date of this news release, and Two Rivers assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

John McKowen
Two Rivers Water & Farming Company
(303) 222-1000
info@2riverswater.com